As filed with the Securities and Exchange Commission on September 8, 2011.

Registration No. 333-170321

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT NO. 333-170321

UNDER THE SECURITIES ACT OF 1933

GRAHAM PACKAGING COMPANY INC.

(Exact name of registrant as specified in its charter)

Delaware	3080	52-2076126
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2401 Pleasant Valley Road

York, Pennsylvania 17402

(Address Of Principal Executive Offices)

David W. Bullock

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

(Name and address of agent for service)

With a copy to:

Steven J. Slutzky

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6036

Approximate date of commencement of proposed sale to the public: N/A.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement 333-170321 (the “Registration Statement”) of Graham Packaging Company Inc., a Delaware corporation (the “Company”), filed on Form S-1, registering 6,507,559 shares of the Company’s common stock, par value $0.01 per share of which up to 6,298,288 shares of our common stock were issuable upon the exchange of an equivalent number of limited partnership units of Graham Packaging Holdings Company.

On September 8, 2011 (the “Effective Date”), the Company consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of June 17, 2011, as amended, (the “Merger Agreement”), by and among the Company, Reynolds Group Holdings Limited, a company organized under the laws of New Zealand (“Reynolds Group”) and Bucephalas Acquisition Corp., a Delaware corporation and indirect wholly-owned subsidiary of Reynolds Group (“Sub”). Pursuant to the terms of the Merger Agreement, Sub merged with and into the Company, with the Company continuing as the surviving corporation. As a result of such transactions, the Company is a privately-held, indirect wholly-owned subsidiary of Reynolds Group.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statement to deregister all of the securities registered and reserved for issuance under such Registration Statement which remained unissued as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on September 8, 2011. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

GRAHAM PACKAGING COMPANY INC.

By:	/s/ David W. Bullock
Name: David W. Bullock Title: Chief Financial Officer